Exhibit 99.1

FOR MORE INFORMATION, CONTACT:

Steven Sipowicz

Cascade Microtech, Inc.

(503) 601-1000

Cascade Microtech Announces Resignation of CEO

BEAVERTON, Ore.—December 2, 2009—Cascade Microtech, Inc. (NASDAQ:CSCD - News) today announced that its Chief Executive Officer, Mr. Geoff Wild, has resigned and will leave the company at the end of this month. Mr. Wild has accepted a position in an organization in the electronic materials industry based in Asia.

A selection process to find and appoint a replacement for the position of President and Chief Executive Officer will begin promptly. Dr. F. Paul Carlson, lead director and a director of the company for 17 years, has assumed the position of Chairman and CEO during this transition period with responsibility for day to day operations. Mr. Wild will assist him as President during the month of December. Mr. Eric Strid will remain as Chief Technical Officer and a member of the board, continuing to focus on developing the company’s strong technology base.

“Geoff has made valuable contributions to the company over the last two years, playing a vital role in rebuilding the organization, improving financial stability, and making sure the company is well positioned for future growth,” said Dr. Carlson. “The members of the board of directors have accepted his resignation and wish him well in his new endeavor.”

About Cascade Microtech

Cascade Microtech, Inc. (NASDAQ: CSCD) is a worldwide leader in the precise electrical measurement and test of integrated circuits (ICs) and other small structures. For technology businesses and scientific institutions that need to evaluate small structures, Cascade Microtech delivers access to electrical data from wafers, integrated circuits (ICs), IC packages, circuit boards and modules, MEMS, biological structures, LED devices and more. Cascade Microtech’s leading-edge semiconductor production test products include unique probe cards and test sockets that reduce manufacturing costs of high-speed and high-density semiconductor chips. For more information visit www.cascademicrotech.com.